                                                         ITEM 14(A)3, EXHIBIT 11

                 TESORO PETROLEUM CORPORATION AND SUBSIDIARIES

             INFORMATION SUPPORTING EARNINGS PER SHARE COMPUTATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1996       1995      1994
                                                              -------    ------    -------
PRIMARY EARNINGS PER SHARE COMPUTATION
Earnings before extraordinary loss on extinguishment of
  debt......................................................  $76,800    57,489     20,483
Extraordinary loss on extinguishment of debt, net of income
  tax benefit...............................................   (2,290)   (2,857)    (4,752)
                                                              -------    ------    -------
Net earnings................................................   74,510    54,632     15,731
Dividend requirements on preferred stock....................       --        --      2,680
                                                              -------    ------    -------
Net earnings applicable to common stock.....................  $74,510    54,632     13,051
                                                              =======    ======    =======
Average outstanding common shares...........................   25,999    24,557     22,552
Average outstanding common equivalent shares................      500       550        644
                                                              -------    ------    -------
  Average outstanding common and common equivalent shares...   26,499    25,107     23,196
                                                              =======    ======    =======
Primary Earnings Per Share:
  Earnings before extraordinary loss on extinguishment of
     debt...................................................  $  2.90      2.29        .77
  Extraordinary loss on extinguishment of debt, net.........     (.09)     (.11)      (.21)
                                                              -------    ------    -------
  Net earnings..............................................  $  2.81      2.18        .56
                                                              =======    ======    =======

FULLY DILUTED EARNINGS PER SHARE COMPUTATION
Net earnings applicable to common stock.....................  $74,510    54,632     13,051
Add: Dividend requirements on preferred stock...............       --        --      2,680
                                                              -------    ------    -------
Net earnings applicable to common stock -- fully diluted....  $74,510    54,632     15,731
                                                              =======    ======    =======
Average outstanding common and common equivalent shares.....   26,499    25,107     23,196
Shares issuable on conversion of preferred shares...........       --        --      1,476
Additional fully diluted shares.............................       50        --         58
                                                              -------    ------    -------
                                                               26,549    25,107     24,730
                                                              =======    ======    =======
Fully Diluted Earnings Per Share*...........................  $  2.81      2.18        .56
                                                              =======    ======    =======

---------------

* This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K, although it is not required by APB Opinion No. 15 because it produces an immaterial dilutive effect for 1996 and 1995 and an anti-dilutive result for 1994.